Exhibit 4.2.4

SCHEDULE A

AMENDMENT NO. 4 TO PATENT LICENSING AGREEMENT NO. C-00061906

BETWEEN:

INSTITUT PASTEUR, a public interest foundation, headquartered at 25, rue du Docteur Roux, 75015 Paris,

Hereafter referred to as the “LICENSOR”

Party of the first part

AND:

CELLECTIS, a public limited company, headquartered at 102, route de Noisy, 93235 Romainville Cedex,

Hereafter referred to as “CELLECTIS” or the “LICENSEE”,

Party of the second part.

The LICENSOR and LICENSEE are hereafter referred to as the “Parties”.

RECITALS:

Institut Pasteur owns patents and patent applications concerning a homologous recombination method.

On June 19, 2000, the Parties signed the license agreement no. C-00061906 (hereafter the “AGREEMENT”), by which the LICENSOR grants the LICENSEE exploitation rights to the above mentioned patents and patent applications.

The AGREEMENT was the subject of a first amendment dated September 9, 2003, a second amendment dated June 24, 2004 modifying the FIELD of the AGREEMENT and a third amendment dated August 24, 2005.

After discussions and exchanges between the Parties, they have decided to modify the provisions of the AGREEMENT.

It is thus agreed as follows:

ARTICLE 1

The Parties agree that the words defined in article 1—“DEFINITIONS” of the AGREEMENT which are not modified by this amendment shall have the same definitions as in the AGREEMENT and form an integral part of this amendment.

ARTICLE 2

Article 1 of the AGREEMENT is supplemented by the following provision:

1.2	FIELD

The FIELD of the AGREEMENT is extended to Erythropoietin (hereafter EPO).

ARTICLE 3

As an exception to the provisions of paragraph 1.2 as stated in article 2 above, the LICENSEE acknowledges that the LICENSOR has directly granted a license for the AGREEMENT PATENTS under the AGREEMENT to the company TRANSKARIOTIC Therapies, Inc now the company SHIRE Pharmaceuticals Group Plc, in the sole domain of Erythropoietin.

The LICENSEE agrees toward to LICENSOR to not interfere with the rights granted by the LICENSOR to the company SHIRE Pharmaceutical Group Plc.

ARTICLE 4

In the three (3) months following the signing of this amendment, the LICENSEE will pay to the LICENSOR the amount of 100,000 euros as an advance for the royalties that will be owed by the LICENSEE to the LICENSOR for the sublicenses relating to EPO.

ARTICLE 5

Within the framework of the provisions of Article 7 of the Agreement, the LICENSEE shall pursue charges for the infringement of the AGREEMENT PATENTS under the AGREEMENT against potential infringers.

In application of articles 7.1, 7.2 and 7.3, the LICENSOR agrees to cooperate with the LICENSEE in order to define the legal, scientific or patent arguments that may be used to determine patent infringement and defend the validity or scope of the AGREEMENT PATENTS under the AGREEMENT.

The LICENSEE will negotiate in order to grant sub-licenses, in accordance with Article 2.3 and, in the event of failure of the negotiations entered into, may pursue patent infringers identified under paragraphs 7.3, 7.4, 7.5, 7.6 and 7.7 of the Agreement. The LICENSOR may participate in the proceedings or not, as it prefers, in accordance with these same provisions of the AGREEMENT.

In accordance with the provisions of Article 7.7 of the AGREEMENT, the LICENSOR agrees to provide all documents, powers and signatures that may be required by the LICENSEE to complete the actions taken.

ARTICLE 6

The Parties have decided to create a joint monitoring committee made up of four members for the purpose of (i) monitoring mutual exchanges of information concerning the implementation of Articles 2.2 and 2.4 of the AGREEMENT, which either of the Parties has identified, (ii) examine any IMPROVEMENT and/or KNOW-HOW that is identified by either of the Parties, and (iii) monitor patent infringement cases as set forth in article 5 above.

Any IMPROVEMENT or KNOW-HOW will be subject to Articles 2.2 and 2.4 (modified by amendment no. 1) of the AGREEMENT.

Within fifteen (15) days following the signing of this amendment, each of the Parties will inform the other Party of the names of two committee representatives. This committee must meet within the fifteen (15) days following its formation and define its rules of procedure, which it will immediately notify to the Parties.

ARTICLE 7

The LICENSOR grants the LICENSEE a modification to the royalty rate specified in Article 3.4 of the Agreement for the sub-licenses, with the following conditions:

•

40% of all compensation received by the LICENSEE as discussed in Article 3.4 of the Agreement for the part of the amounts collected by the LICENSEE over the year which is lesser or equal to ONE MILLION EUROS (1,000,000€)

•

30% of all compensation received by the LICENSEE as discussed in Article 3.4 of the Agreement for the part of the amounts collected by the LICENSEE over the year which is between ONE MILLION EUROS (1,000,000€) and TWO MILLION EUROS (2,000,000€)

•

25% of all compensation received by the LICENSEE as discussed in Article 3.4 of the Agreement for the part of the amounts collected by the LICENSEE over the year which is between TWO MILLION EUROS (2,000,000€) and FOUR MILLION EUROS (4,000,000€)

•

20% of all compensation received by the LICENSEE as discussed in Article 3.4 of the Agreement for the part of the amounts collected by the LICENSEE over the year which is greater than FOUR MILLION EUROS (4,000,000€).

ARTICLE 8

Within the framework of article 7 of the AGREEMENT, in the event that the LICENSOR does not wish to pursue a patent infringer and that a favorable outcome has been found for the LICENSEE, either through a transaction, or through the award of a sub-license, or by a legal decision, the Parties agree to grant the LICENSEE, as a bonus, a revision of the rates stipulated in Article 7 of this amendment, as follows:

•

38% of all compensation received by the LICENSEE as discussed in Article 3.4 of the Agreement for the part of the amounts collected by the LICENSEE over the year which is lesser or equal to ONE MILLION EUROS (1,000,000€)

•

28% of all compensation received by the LICENSEE as discussed in Article 3.4 of the Agreement for the part of the amounts collected by the LICENSEE over the year which is between ONE MILLION EUROS (1,000,000€) and TWO MILLION EUROS (2,000,000€)

•

24% of all compensation received by the LICENSEE as discussed in Article 3.4 of the Agreement for the part of the amounts collected by the LICENSEE over the year which is between TWO MILLION EUROS (2,000,000€) and FOUR MILLION EUROS (4,000,000€)

•

19% of all compensation received by the LICENSEE as discussed in Article 3.4 of the Agreement for the part of the amounts collected by the LICENSEE over the year which is greater than FOUR MILLION EUROS (4,000,000€).

ARTICLE 9

This amendment shall enter into force on the date of its signature.

ARTICLE 10

The provisions of the AGREEMENT and the amendments which are not modified by this amendment shall remain unchanged and in force between the Parties.

Signed in Paris on	[Handwritten text: December 27, 2007]

In 2 original copies.

For CELLECTIS	For INSTITUT PASTEUR